As filed with the Securities and Exchange Commission on June 9, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPIRIT AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

38-1747023

(IRS Employer Identification No.)

2800 Executive Way

Miramar, Florida 33025

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2005 Incentive Stock Plan

2011 Equity Incentive Award Plan

(Full title of the plans)

Thomas C. Canfield

Senior Vice President and General Counsel

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

(Name and address of agent for service)

(954) 447-7920

(Telephone number, including area code, of agent for service)

Copies to:

Anthony J. Richmond

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 Par Value	471,500 (2)	$7.89 (3)	$3,720,135.00	$432
Common Stock, $0.0001 Par Value	3,215,114 (4)	$11.78 (5)	$37,874,042.92	$4,398

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated 2005 Incentive Stock Plan (the “2005 Plan”) and the 2011 Equity Incentive Award Plan (the “2011 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Represents 471,500 shares of common stock subject to outstanding awards under the 2005 Plan as of June 8, 2011. There are no shares reserved for future issuance under the 2005 Plan as of June 8, 2011. Any such shares of common stock that are subject to awards under the 2005 Plan which are forfeited or lapse unexercised and which are not issued under the 2005 Plan will be available for issuance under the 2011 Plan. See footnote 4 below.
(3)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 471,500 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2005 Plan, the Proposed Maximum Offering Price Per Share is $7.89 per share, which is the weighted average exercise price of outstanding awards granted under the 2005 Plan.
(4)	Represents 3,215,114 shares of common stock available for future issuance under the 2011 Plan as of June 8, 2011, which number consists of (a) 3,000,000 shares of common stock initially reserved for future grants under the 2011 Plan and (b) 215,114 shares of common stock previously available for issuance under the 2005 Plan that have become available for issuance under the 2011 Plan as of June 8, 2011. To the extent outstanding awards under the 2005 Plan are forfeited or lapse unexercised and which following the effective date of the 2011 Plan are not issued under the 2005 Plan, the shares of common stock subject to such awards will be available for future issuance under the 2011 Plan.
(5)	This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $11.78, which is the average of the high and low prices for the registrant’s common stock as reported on the NASDAQ Global Select Market on June 3, 2011.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The information incorporated by reference herein is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on May 26, 2011, relating to the registration statement on Form S-1, as amended (Registration No. 333-169474), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-35186), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 23, 2011, including any amendments or reports filed for the purpose of updating such description; and

(c)	The Registrant’s current report on Form 8-K filed with the Commission on June 1, 2011.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

As permitted by Section 145 of the DGCL, the Registrant’s certificate of incorporation includes provisions that limit the personal liability of its directors for monetary damages and that provides for the indemnification of its directors, officers, employees and other agents to the fullest extent permitted under the DGCL.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the Registrant provide that:

•	the Registrant is obligated to indemnify its directors and officers to the fullest extent permitted by the DGCL;

•	the Registrant is further obligated to advance expenses incurred by its directors and officers in advance of the final disposition of any action or proceeding;

•	the Registrant may indemnify its employees and other agents to the fullest extent permitted by the DGCL; and

•

the Registrant may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of the DGCL.

The Registrant has entered into separate indemnification agreement with its directors, officers and certain employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The Registrant intends to enter into indemnification agreements with new directors, officers and other employees in the future as determined by its board of directors.

The indemnification provisions of the indemnification agreements entered into, or to be entered into, between the Registrant and its directors may be sufficiently broad to permit indemnification of the Registrant’s directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Latham & Watkins LLP.

10.1	Amended and Restated Spirit Airlines, Inc. 2005 Stock Incentive Plan and related documents, filed as Exhibit 10.17 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-169474) filed with the Commission on November 19, 2010, is hereby incorporated by reference.

10.2	Spirit Airlines, Inc. 2011 Equity Incentive Award Plan.

10.3	Form of Stock Option Grant Notice and Stock Option Agreement for Awards under the Spirit Airlines, Inc. 2011 Equity Incentive Award Plan.

10.4	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement for Awards under the Spirit Airlines, Inc. 2011 Equity Incentive Award Plan.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that: paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miramar, State of Florida, on this 9th day of June, 2011.

SPIRIT AIRLINES, INC.

By:	/s/ THOMAS CANFIELD
Name:	Thomas Canfield
Title:	Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints B. Ben Baldanza, David Lancelot and Thomas Canfield, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ B. BEN BALDANZA B. Ben Baldanza	President and Chief Executive Officer (principal executive officer)	June 9, 2011

/S/ DAVID LANCELOT David Lancelot	Chief Financial Officer (principal financial and accounting officer)	June 9, 2011

/S/ WILLIAM A. FRANKE William A. Franke	Director (Chairman of the Board)	June 9, 2011

/S/ DAVID ELKINS David Elkins	Director	June 9, 2011

/S/ H. MCINTYRE GARDNER H. McIntyre Gardner	Director	June 9, 2011

/S/ ROBERT JOHNSON Robert Johnson	Director	June 9, 2011

/S/ BARCLAY JONES III Barclay Jones III	Director	June 9, 2011

/S/ JORDON KRUSE Jordon Kruse	Director	June 9, 2011

/S/ MICHAEL LOTZ Michael Lotz	Director	June 9, 2011

/S/ STUART ORAN Stuart Oran	Director	June 9, 2011

/S/ HORACIO SCAPPARONE Horacio Scapparone	Director	June 9, 2011

/S/ JOHN WILSON John Wilson	Director	June 9, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Latham & Watkins LLP.

10.1	Amended and Restated Spirit Airlines, Inc. 2005 Stock Incentive Plan and related documents, filed as Exhibit 10.17 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-169474) filed with the Commission on November 19, 2010, is hereby incorporated by reference.

10.2	Spirit Airlines, Inc. 2011 Equity Incentive Award Plan.

10.3	Form of Stock Option Grant Notice and Stock Option Agreement for Awards under the Spirit Airlines, Inc. 2011 Equity Incentive Award Plan.

10.4	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement for Awards under the Spirit Airlines, Inc. 2011 Equity Incentive Award Plan.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).